FOR IMMEDIATE RELEASE                                  Contact:   Kent A. McKee
Memphis, TN--November 2, 2007                                    (901) 753-3208


                        MUELLER INDUSTRIES, INC. APPOINTS
                       SCOTT GOLDMAN TO BOARD OF DIRECTORS


      Mueller Industries, Inc. (NYSE: MLI), announced today that Mr. Scott Goldman will join its Board of Directors effective January 1, 2008. Since 1987 Mr. Goldman, age 55, has served as Principal of the Goldman Group, working with Fortune 500 companies in developing, licensing, launching and operating wireless systems, products and services worldwide.

      Mr. Goldman, a graduate of the State University of New York at Cortland, has authored two books about the wireless industry and has contributed numerous articles to business and industry trade journals. His appointment expands the Company's Board of Directors to eight members.

      Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, Great Britain, and China. Mueller's business is importantly linked to (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market, which includes office buildings, factories, hotels, hospitals, etc.


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      Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings. The words "outlook," "estimate," "project," "intend," "expect," "believe," "target," and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.